Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-223982, 333-223982-01, 333-22982-02, 333-217125, 333-217125-01 and 333-217125-02 on Form F-3 of GlaxoSmithKline plc, GlaxoSmithKline Capital Inc. and GlaxoSmithKline Capital plc and Registration Statements Nos. 333-88966, 333-100388 and 333-162702 on Form S-8 of GlaxoSmithKline plc, of our reports dated 15 March 2019, relating to the consolidated financial statements of GlaxoSmithKline plc and subsidiaries as at December 31, 2018 and for the year then ended and the effectiveness of GlaxoSmithKline plc and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of GlaxoSmithKline plc for the year ended 31 December 2018.

/s/ Deloitte LLP

London, United Kingdom

15 March 2019